Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-213589) on Form S-8 of WEC Energy Group, Inc. of our report dated June 3, 2022, relating to our audit of the financial statements, which report appears in the Annual Report on Form 11-K of WEC Energy Group Limited Retirement Savings Plan for the year ended December 31, 2022.

/s/ CliftonLarsonAllen LLP

Charlotte, North Carolina
June 22, 2023